Exhibit 99.1

Navidea Biopharmaceuticals Reports Third Quarter 2022 Financial Results

Conference Call to be held Tuesday, November 15, 2022 at 5:00 pm (EST)

DUBLIN, Ohio--(BUSINESS WIRE)--Navidea Biopharmaceuticals, Inc. (NYSE American: NAVB) (“Navidea” or the “Company”), a company focused on the development of precision immunodiagnostic agents and immunotherapeutics, today announced its financial results for the three-month and nine-month periods ended September 30, 2022.

Third Quarter 2022 Highlights and Subsequent Events

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Continued enrollment into the Company’s NAV3-33 Phase 3 trial in rheumatoid arthritis (“RA”) titled “Evaluation of Tc 99m Tilmanocept Imaging for the Early Prediction of Anti-TNFα Therapy Response in Patients with Moderate to Severe Active Rheumatoid Arthritis.”

●	Announced the opening of nine additional sites for recruitment into the Company’s pivotal NAV3-33 Phase 3 clinical trial, for a total of 12 sites now open and recruiting.
●

Presented positive results from the Company’s completed NAV3-31 Phase 2B clinical study as well as the positive preliminary results of its ongoing NAV3-32 Phase 2B study at the Annual Meeting of the American College of Rheumatology held November 10-14, 2022 in Philadelphia, PA.

●

Presented results from the Company’s ongoing preclinical studies evaluating targeted immunotherapy for cancer based on the Manocept platform at the 37th Annual Meeting of the Society for Immunotherapy of Cancer held November 8-12, 2022 in Boston, MA. Results demonstrate efficacy of new constructs at macrophage phenotype change and in a mouse tumor model.

●	Received gross cash proceeds of $6.2 million in connection with the Rights Offering.
●	Received $800,000 from a strategic partner as reimbursement for certain manufacturing and research and development expenses.
●	Received an additional $1.0 million under a bridge loan from the Company’s Vice Chair of the Board of Directors, John K. Scott, Jr.
●	Appointed Joshua M. Wilson, a seasoned banking and finance executive with more than 23 years of financial services and family office experience, to the Company’s Board of Directors.
●

Received notification of issuance of patent from the USPTO and the state of Israel for the application titled, “Compounds And Compositions For Treating Leishmaniasis And Methods Of Diagnosis And Treating Using Same” (Patent No. US 11,369,680 B2; State of Israel Patent Office No. 265830).

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Filed a provisional patent application describing a new degradable linker for dexamethasone and paclitaxel containing Manocept therapeutic constructs. These constructs are being evaluated preclinically for effects on macrophages and in animal models of oncology and inflammatory indications.

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Announced publication of a manuscript titled “Increased Macrophage Specific Arterial Inflammation Relates Uniquely to Non-calcified Plaque and Specific Immune Activation Pathways in People with HIV: A Targeted Molecular Imaging Approach,” based on work performed at the Massachusetts General Hospital (“MGH”) and Harvard Medical School, Boston MA, and sponsored by the Company. The research, appearing in The Journal of Infectious Diseases (PMID: 35856671), was led by Principal Investigator Steven Grinspoon, MD, Chief of the Metabolism Unit at MGH and Professor of Medicine at Harvard Medical School.

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Announced publication of a manuscript titled “Tilmanocept as a novel tracer for lymphatic mapping and sentinel lymph node biopsy in melanoma and oral cancer,” based on work performed at the Crown Princess Mary Cancer Centre (“CPMCC”) at the University of Sydney, in Sydney, Australia. The research, appearing in the ANZ Journal of Surgery (PMID: 35848587), was led by Principal Investigator Dr. Muzib Abdul-Razak, MBBS, FRACS, FRCSE, MCh., of the Faculty of Medicine, Department of Surgical Oncology and Head and Neck Surgery in the CPMCC at the University of Sydney.

Michael Rosol, Ph.D., Chief Medical Officer for Navidea, said, “The company continues to work diligently to advance the technology in key disease areas, with an emphasis on our RA program. The NAV3-33 Phase 3 and NAV3-32 Phase 2B trials continue to enroll. We are pleased with the preliminary positive results from the NAV3-32 study that thus far support our hypothesis that we can distinguish between fibroid and non-fibroid pathotypes of RA with a single scan.” Dr. Rosol continued, “Concurrent with all of this, we continue to make progress in our therapeutics pipeline, and we expect to keep advancing these towards IND filing and clinical trials. The promising results to date of our RA trials and the preclinical studies of our therapeutics demonstrate the significant potential of our macrophage-targeting Manocept platform.”

Financial Results

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Total revenues for the three-month period ended September 30, 2022 were approximately $8,000, compared to $96,000 for the same period in 2021. Total revenues for the nine-month period ended September 30, 2022 were $65,000, compared to $481,000 for the same period in 2021. The decrease was primarily due to the 2021 partial recovery of debts previously written off in 2015, the 2021 receipt of reimbursement from Cardinal Health 414, LLC of certain research and development (“R&D”) costs, decreased grant revenue related to Small Business Innovation Research grants from the National Institutes of Health supporting Manocept development, and decreased license revenue from transitional sales of Tc99m tilmanocept in Europe.

●

Research and development expenses for the three-month period ended September 30, 2022 were $1.2 million, compared to $1.0 million for the same period in 2021. R&D expenses for the nine-month period ended September 30, 2022 were $4.1 million, compared to $3.8 million for the same period in 2021. The increase was primarily due to increased employee compensation including incentive-based awards offset by decreases in drug project expenses and regulatory consulting expenses.

●

Selling, general and administrative (“SG&A”) expenses for the three-month period ended September 30, 2022 were $3.6 million, compared to $1.5 million for the same period in 2021. SG&A expenses for the nine-month period ended September 30, 2022 were $6.7 million, compared to $5.1 million for the same period in 2021. Following the ruling by the Texas Court in August 2022, the Company recorded $2.6 million in legal fees in SG&A pursuant to the CRG judgment. Increases in legal and professional services, insurance, director fees, losses on the abandonment of certain intellectual property, and depreciation and amortization were partially offset by decreases in employee compensation including fringe benefits and incentive-based awards, expenses related to European operations, investor relations and shareholder services, travel, facilities costs, general office expenses and franchise taxes.

●

Navidea’s net loss attributable to common stockholders for the three-month period ended September 30, 2022 was $7.7 million, or $0.25 per share, compared to $2.4 million, or $0.08 per share, for the same period in 2021. Navidea’s net loss attributable to common stockholders for the nine-month period ended September 30, 2022 was $13.7 million, or $0.45 per share, compared to $8.1 million, or $0.28 per share, for the same period in 2021.

●	Navidea ended the third quarter of 2022 with $4.6 million in cash and cash equivalents.

Conference Call Details

Investors and the public are invited to dial into the earnings call through the information listed below, or participate via the audio webcast on the company website. Dr. Michael Rosol, Chief Medical Officer, and Erika Eves, Vice President of Finance and Administration, will host the call and webcast to discuss the financial results and provide an update on recent developments and clinical progress. Management will be available to answer questions live immediately following the earnings announcement and prepared remarks portion of the call.

To participate in the call and webcast, please refer to the information below:

Event: Third Quarter 2022 Earnings Conference Call and Business Update

Date: Tuesday, November 15, 2022

Time: 5:00 p.m. (EST)

U.S. & Canada Dial-In: 800-407-0312

International Dial-In: +1 201-389-0899

Webcast Link: https://www.webcast-eqs.com/navidbioph20221115/en

About Navidea

Navidea Biopharmaceuticals, Inc. (NYSE American: NAVB) is a biopharmaceutical company focused on the development of precision immunodiagnostic agents and immunotherapeutics. Navidea is developing multiple precision-targeted products based on its Manocept platform to enhance patient care by identifying the sites and pathways of disease and enable better diagnostic accuracy, clinical decision-making, and targeted treatment. Navidea’s Manocept platform is predicated on the ability to specifically target the CD206 mannose receptor expressed on activated macrophages. The Manocept platform serves as the molecular backbone of Tc99m tilmanocept, the first product developed and commercialized by Navidea based on the platform. Navidea’s strategy is to deliver superior growth and shareholder return by bringing to market novel products and advancing the Company’s pipeline through global partnering and commercialization efforts. For more information, please visit www.navidea.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements include our expectations regarding pending litigation and other matters. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things: our history of operating losses and uncertainty of future profitability; the final outcome of any pending litigation; our ability to successfully complete research and further development of our drug candidates; the timing, cost and uncertainty of obtaining regulatory approvals of our drug candidates; our ability to successfully commercialize our drug candidates; dependence on royalties and grant revenue; our ability to implement our growth strategy; anticipated trends in our business; our limited product line and distribution channels; advances in technologies and development of new competitive products; our ability to comply with the NYSE American continued listing standards; our ability to maintain effective internal control over financial reporting; the impact of the current coronavirus pandemic; and other risk factors detailed in our most recent Annual Report on Form 10-K and other SEC filings. You are urged to carefully review and consider the disclosures found in our SEC filings, which are available at http://www.sec.gov or at http://ir.navidea.com.

Investors are urged to consider statements that include the words “will,” “may,” “could,” “should,” “plan,” “continue,” “designed,” “goal,” “forecast,” “future,” “believe,” “intend,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions, as well as the negatives of those words or other comparable words, to be uncertain forward-looking statements.

You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be incorrect. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this report may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Investor Relations Contact

Navidea Biopharmaceuticals, Inc.

Jeffrey Smith

Vice President of Operations

614-822-2365

jsmith@navidea.com

NAVIDEA BIOPHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2022	2021
	(unaudited)
Assets:
Cash and cash equivalents	$4,600,791	$4,230,865
Other current assets	499,120	1,152,420
Non-current assets	1,158,521	1,261,548
Total assets	$6,258,432	$6,644,833

Liabilities and stockholders' (deficit) equity:
Current liabilities	$8,432,857	$5,299,802
Deferred revenue, non-current	700,000	700,000
Note payable to related party, net of discount	1,791,001	-
Other liabilities	1,690	20,288
Total liabilities	10,925,548	6,020,090
Total stockholders' deficit	(4,959,633)	(106,556)
Noncontrolling interest	292,517	731,299
Navidea stockholders' (deficit) equity	(4,667,116)	624,743
Total liabilities and stockholders' (deficit) equity	$6,258,432	$6,644,833

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$7,516	$96,382	$65,042	$481,165
Cost of revenue	134,438	-	134,911	-
Gross (loss) profit	(126,922)	96,382	(69,869)	481,165
Operating expenses:
Research and development	1,186,419	1,048,786	4,079,661	3,769,596
Selling, general and administrative	3,637,450	1,469,375	6,703,145	5,132,730
Total operating expenses	4,823,869	2,518,161	10,782,806	8,902,326
Loss from operations	(4,950,791)	(2,421,779)	(10,852,675)	(8,421,161)
Other income (expense):
Interest income (expense), net	(765,456)	(2,814)	(852,702)	(4,423)
Gain on extinguishment of debt	-	-	-	366,000
Other, net	8,422	2,800	10,849	(3,141)
Loss before income taxes	(5,707,825)	(2,421,793)	(11,694,528)	(8,062,725)
Provision for income taxes	-	(16,043)	-	(16,043)
Net loss	(5,707,825)	(2,437,836)	(11,694,528)	(8,078,768)
Net loss attributable to noncontrolling interest	-	1	4	4
Net loss attributable to Navidea and subsidiaries	(5,707,825)	(2,437,835)	(11,694,524)	(8,078,764)
Deemed dividend on preferred stock exchanged for Units	(2,037,886)	-	(2,037,886)	-
Net loss attributable to common stockholders	$(7,745,711)	$(2,437,835)	$(13,732,410)	$(8,078,764)

Loss attributable to common stockholders per common share (basic and diluted)	$(0.25)	$(0.08)	$(0.45)	$(0.28)
Weighted average shares outstanding (basic and diluted)	30,732,001	30,122,549	30,404,789	29,067,784